Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
National Cooperative Bank:

We consent to the incorporation by reference in Registration Statement No. 333-90457 dated December 21, 1999 and Registration Statement No. 333-17003 dated January 24, 1997 of National Cooperative Bank of our report dated March 24, 2004, relating to the consolidated balance sheets of National Cooperative Bank as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in members’ equity, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of National Cooperative Bank.

McLean, Virginia

March 24, 2004